Double Eagle Petroleum Co.
1675 Broadway, Suite 2200	Denver, Colorado, 80202 •	1-303-794-8445 • Fax: 1-303-794-8451

Colorado— FOR IMMEDIATE RELEASE
Date: January 6, 2010

Double Eagle Petroleum Co. Reports Fourth Quarter and Annual Production Results at the Company’s
Catalina Unit

Denver, Colorado – Double Eagle Petroleum Co. (NASDAQ: DBLE) announced today that the Company has achieved record quarterly gross production from its operated Catalina unit of approximately 2.5 Bcf for the fourth quarter of 2009, an increase of 11% versus the same prior year quarter. For Calendar year 2009, gross production from the Catalina unit was approximately 10.3 Bcf versus 6.8 Bcf for the year ended December 31, 2008, an increase of 51%.

The Company’s net revenue interest in the Catalina Unit production is presented below:

Net Production
Quarter ended December 31, 2009 average daily net production for the Catalina Unit	16.0 Mmcf
Increase over the quarter ended December 31, 2008	11%
Year ended December 31, 2009 Catalina Unit net production	5.9 Bcfe
Increase over the year ended December 31, 2008	51%

Since 2007, Double Eagle has drilled 56 new production wells at the Catalina Unit. During the third and fourth quarters of 2009, the Company began its well enhancement program to increase the efficiency of existing well production and expects the results of this program to be realized in the first half of 2010.

Richard Dole, Double Eagle President, CEO and Chairman of the Board, remarked: “The fourth quarter and year to date increases in production reflect the success we have seen from having brought on 20 wells in our Catalina Unit. During 2009, we also participated in 20 wells being brought on production at the Sun Dog and Doty Mountain Units in the Atlantic Rim. In the Pinedale Anticline, we also participated in the drilling and completion of 20 wells in 2009, and are currently participating in the drilling of 10 additional wells as of year-end.”

Form S-3 filing

In November of 2009, the Company filed a Form S-3 with the Securities and Exchange Commission, providing for the registration of $200,000,000 worth of securities. The Company filed the Form S-3 for two reasons; first, the Company’s original Form S-3 filed November 30, 2006 was expiring and, secondly, the Company wanted the availability of securities that were registered to provide for any future, yet unknown, transactions in which the Company may use its securities. Although the Company continually evaluates potential transactions, there are no current transactions or agreements in place to which the securities covered by the filed Form S-3 have been committed.

About Double Eagle

Double Eagle Petroleum Co. explores for, develops, and sells natural gas and crude oil, with natural gas constituting more than 95% of its production and reserves. The Company’s current major development activities are in its Atlantic Rim coal bed methane play and in the Pinedale Anticline in Wyoming.

# # #

This release contains forward-looking statements regarding Double Eagle’s future plans and expected performance based on assumptions the Company believes to be reasonable.  A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of exploration efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company’s reports filed with the SEC.  In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic, environmental and other factors beyond the Company’s control.  Double Eagle undertakes no obligation to publicly update these forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:

John Campbell, IR

(303)	794-8445

www.dble.us